SOFTWARE LICENSE AGREEMENT


This Agreement is entered into as of March 24, 1997 (the "Effective Date") by and between Computer Associates International, Inc., having a place of business at One Computer Associates Plaza, Islandia, NY 11778-7000 and Information Analysis, Inc. ("Supplier") having a place of business at 11240 Waples Mill Road, Suite 400, Fairfax, Virginia 22030.

Whereas, Computer Associates wishes to acquire rights to use, market and distribute certain Year 2000 source code remediation tool software programs and documentation owned or to be developed by Supplier (the "Products" as defined below) for marketing to CA customers that are licensed for certain CA software programs (the "CA Software" as defined below); and

Whereas, Supplier is willing to grant such rights and licenses and to perform duties with respect to the development, marketing and support of the Products and Computer Associates is willing to accept such license and market the Products on the terms and conditions of this Agreement.

Now Therefore, the parties agree as follows:

1.      DEFINITIONS

The following capitalized terms shall have the meanings set forth below for purposes of this Agreement.

"CA" means Computer Associates International, Inc. and any corporation which is now or hereafter owned or controlled, directly or indirectly, by Computer Associates International, Inc.

"CA Software" means the CA software products described in Section 4 of Exhibit A together with their associated user documentation and all enhancements, updates, new releases and modifications thereof developed during the Term of this Agreement, excluding, however, any Products.

"Confidential Information" means the CA Software, the Products and CA Customer information, the terms and conditions of this Agreement and all other information which by its nature is understood to be confidential or is identified in writing by either party as its confidential or trade secret information at the time of disclosure. Confidential Information does not include information which is: (i) generally available to the public on an unrestricted basis; (ii) previously known without obligation of confidentiality; (iii) independently developed without use of or reference to any Confidential Information; (iv) rightfully received from a third party without restriction or obligation of confidentiality; (v) not identified in writing as confidential and which is not otherwise reasonably understood to be confidential by its nature; or (vi) approved by the disclosing party for disclosure.

"Customer" means an end-user licensee of a Product.

"Distributor" means a company that is authorized by CA or another CA Distributor to market, supply, license or distribute the Products pursuant to a written distribution agreement.

"Employee" means, with respect to a given person, the employees, consultants, contractors and

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agents of such person, all of whom have signed non-disclosure agreements.

"Functional Specification" means a detailed functional specification for the Products, to be mutually agreed upon by Supplier and CA within ******* days after the Effective Date, which will be based on the description set forth in
Section 3 of Exhibit A.

"Large Volume Production Environment" means a Customer installation of one or more Products for purposes of processing in excess of ************* Lines of Code per year.

"Line of Code" means a line of software source code, regardless of content (including, without limitation, headers, statements, function and procedure calls, definitions, comments and empty lines), as measured by the Products' line-of-code metering algorithms.

"Order" means a CA order for Products and/or Services referencing this Agreement that is submitted by CA to Supplier.

"Net Revenues" means, with respect to each Product, the aggregate license fees and metering charges ****************************** received during each quarter that relate to such Product, less taxes, customary shipping, handling and insurance charges, and credits for returns. ************************************
********************************************************************************
********************************************************************************

"Packaged" means, with respect to each Product, a version of the Product which is designed to be installed and configured by a Customer.

"Phase 1", "Phase 2", "Phase 3" and "Phase 4" are phases of the development of the Products hereunder and are defined in Section 5 of Exhibit A attached hereto.

"Products" means the software products of Supplier which are described in Sections 1, 2 and 3 of Exhibit A, together with their associated user documentation and all enhancements, updates, new releases and modifications thereof developed during the Term of this Agreement, excluding, however, any CA Software.

"Public Release" means the date on which Supplier makes a version of a Product generally available to all Customers for installation and use for production rather than testing.

"Support" means the Product support services described in Section 2 of Exhibit B and in Exhibit C.

"Term" means the period set forth in Section 9 of this Agreement.

"Territory" means worldwide.

2.      APPOINTMENT AND GRANT OF LICENSES; JOINT RESPONSIBILITIES

        2.1 Supplier appoints CA as a non-exclusive distributor with rights to use, market and distribute the Products, in object code form only, in the Territory during the Term and in accordance with the terms and conditions of this Agreement.


*Confidential information deleted


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        2.2 Supplier hereby grants CA the following rights and licenses in the
Territory:

            a) the non-exclusive right to use the Products solely for purposes of marketing and demonstrating the Products pursuant to this Agreement, free of all license fees. At the termination of this Agreement, CA shall promptly return all Products to Supplier unless otherwise agreed by Supplier in writing. Any Products provided to CA under this Agreement may be used by CA solely in connection with CA's performance of this Agreement and subject to the following terms and conditions:

               1) CA shall restrict access to the Products to those of its Employees having a genuine need to have such access for the purposes of performing this Agreement. CA shall not use the Products for the benefit of any third party or permit any third party to install or use the Products except pursuant to license agreements with Customers. CA shall only use the Products for purposes relating to the performance of this Agreement and shall not use the Products for the analysis or remediation of its own software or that of any other person, or for any other internal production use, without the prior written consent of Supplier and the payment of appropriate license fees;

               2) No portion of the Products may be incorporated into the CA Software or any other software product of CA unless otherwise agreed by Supplier in writing. Except as otherwise set forth in this Agreement, CA may not transfer, distribute, assign or sublicense the Products to any third parties; and

            b) the exclusive right and license to market, sublicense and distribute the Products directly and indirectly through Distributors to Customers who are licensed for the CA Software products described in Section 4 of Exhibit A hereto; provided that (i) the foregoing exclusive license is limited to the Products supplied hereunder which are designed to be used with the CA Software described in Section 4 of Exhibit A, and shall not restrict Supplier from licensing other products similar to the Products that are not used in conjunction with the CA Software; and (ii) Supplier shall retain the right to market, license and distribute the Products directly (but not through third-party distributors) to Customers. Supplier agrees to provide Supplier's standard license terms and conditions regarding the Products to CA, and CA will sublicense the Products to Customers on similar terms and conditions as approved by Supplier. Except as otherwise set forth in this Agreement or as mutually agreed by the parties, all copies of the Products distributed by CA to its Customers will be supplied in the same packaging and with the same license terms as provided by Supplier to CA.

        2.3 CA and Supplier will work together following execution of this Agreement to agree, within ************ after the start of Phase I for each Product, upon (a) a detailed Functional Specification for each Product based on the description thereof in Section 3 of Exhibit A, and (b) acceptance test protocols and standards. Supplier agrees to undertake the development and modification of the Products so that the Products will substantially comply with the Functional Specification. Supplier will provide CA with the deliverables described in Exhibit A. Upon completion of the development effort, Supplier will provide CA with at least one copy of the object code version of the Product (including a comprehensive set of user documentation) for CA's evaluation and acceptance testing purposes to determine that the Product substantially complies with the Functional Specification. The methodology and standards of the acceptance test to be used shall be the ones agreed upon by the parties pursuant


*Confidential information deleted


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to the first sentence of this paragraph. In the event that CA determines that the initial release of the Products does not substantially comply with the Functional Specifications, then Supplier shall promptly provide CA with any modifications, new releases or updates necessary to remedy such non-conformity. In the event that Supplier fails to provide such modifications, new releases or updates within ninety (90) days after a request therefor, CA may terminate this Agreement upon written notice without any further obligation to Supplier, and may receive a refund of any royalties on Net Revenues previously paid to Supplier with respect thereto. These acceptance testing terms shall only apply to the initial release of each of the Products provided by Supplier to CA under this Agreement.

        2.4 Ownership of the Products shall remain vested in Supplier (or Supplier's licensors, if parts of the Products are licensed by Supplier from third parties). Nothing in this Agreement shall be construed as transferring ownership of copyright in the Products to CA. CA may make copies of any computer tapes, disks, or other material provided by Supplier only to the extent required for the performance of CA's obligations hereunder and for back-up purposes. CA agrees not to make any copies or partial copies of any computer tapes, disks, or other materials provided by Supplier for the purpose of supplying them to third parties. All copies of the Products made by CA are and remain the property of Supplier and shall be marked with Supplier's copyright and other proprietary rights notices. CA shall not de-compile, disassemble or otherwise reverse engineer the Products, and shall not modify, translate, enhance or create derivative works of the Products.

        2.5 Supplier grants CA a royalty-free license to use, in conjunction with the marketing of the Products under this Agreement, all trademarks, service marks or trade names (the "Supplier Marks") used by the Supplier to identify the Products (as such Supplier Marks may be revised or replace from time to time by Supplier). All goodwill arising from CA's use and promotion of the Supplier Marks shall inure to the benefit of Supplier. CA will, by its use of the Supplier Marks or otherwise, obtain no proprietary or other rights in any of the Supplier Marks, and agrees to refrain from asserting any such rights against Supplier. The license granted under this Section 2.6 will expire upon the termination of this Agreement.

        2.6 Each party agrees to take the necessary precautions to maintain the confidentiality of the Confidential Information of the other party by using the same degree of care as it uses with respect to its own Confidential Information of like nature. Each party shall only use such Confidential Information in connection with its performance of this Agreement and shall only disclose such Confidential Information to its Employees having a need to know it in order to accomplish the purposes of this Agreement who are bound by appropriate nondisclosure obligations at least as protective as the provisions of this Section.

3.      SUPPLIER'S RESPONSIBILITIES

        3.1 During Phase 1, Supplier will develop or modify the Products to meet the Functional Specification as set forth in Section 3 of Exhibit A. Supplier will use its best efforts to provide CA with the deliverables as set forth in Sections 1 and 2 of Exhibit A on or before the due dates set forth in Section 6 of Exhibit A.

        3.2 Supplier will provide CA, at no charge, with a single camera-ready copy of each marketing piece which Supplier develops regarding the Products, and hereby grants to CA the right to make copies of and distribute such marketing pieces in connection with CA's.


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

performance of this Agreement. Supplier will perform such marketing support activities relating to the Products as described in Section 2 of Exhibit B hereto or as otherwise mutually agreed in writing.

        3.3 Supplier will provide to CA the support described in Section 2 of Exhibit B.

        3.4 Supplier will notify CA in advance in writing of any plans to produce new, enhanced or modified versions of the Products or any replacements to the Products. Supplier agrees to offer to make all such new, enhanced, modified or replacement Products available to CA subject to the provisions of this Agreement when the same are first made available to other licensees of the Products. Supplier also agrees, at no additional charge, to replace any older versions of the Products held in stock or used internally by CA or its Distributors promptly upon availability of the new release. Supplier will continue to provide Support for old or superseded versions of the Products for at least one year after release of the new or replacement Products.

4.      CA'S RESPONSIBILITIES

        4.1 Within five (5) business days after the date of this Agreement, CA will provide Supplier with the then-current versions of each CA Software product described in Section 4 of Exhibit A. During the term of this Agreement, CA will provide new versions of the CA Software products to Supplier upon their public release. The CA Software is to be used by Supplier solely in connection with the development and support of the Products pursuant to this Agreement. The CA Software is licensed to Supplier *********************. At the termination of this Agreement, Supplier shall promptly return all CA Software to CA unless otherwise agreed by CA in writing. Any CA Software provided to Supplier under this Agreement may be used by Supplier solely in connection with Supplier's performance of this Agreement and subject to the following terms and conditions:

            a) Supplier shall restrict access to the CA Software to those of its Employees having a genuine need to have such access for the purposes of performing this Agreement. Supplier shall not use the CA Software for the benefit of any third party or permit any third party to install or use the CA Software. Supplier shall not export the CA Software from the United States. Supplier shall only use the CA Software for purposes relating to the performance of this Agreement and shall not use the CA Software for other internal production use;

            b) Supplier acknowledges CA's representation that the CA Software constitutes proprietary information and trade secrets which are the property of CA. Supplier shall exercise the same precautions as it uses for the protection of its own trade secrets and proprietary information to insure that CA's trade secrets and proprietary information are not disclosed or used in a manner inconsistent with CA's interests;

            c) Supplier may make copies of any computer tapes, disks, or other material provided by CA only to the extent required for the performance of Supplier's obligations hereunder and for back-up purposes. Supplier agrees not to make any copies or partial copies of any computer tapes, disks, or other materials provided by CA for the purpose of supplying them to third parties. All copies of the CA Software made by Supplier are and remain the property of CA and shall be marked with CA copyright and other proprietary rights notices. Supplier shall not de-compile, disassemble or otherwise reverse engineer the CA Software, and shall not modify, translate, enhance or create derivative works of the CA Software;


*Confidential information deleted


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            d) No portion of the CA Software may be incorporated into the
Products unless otherwise agreed by CA in writing. Supplier may not transfer, distribute, assign or sublicense the CA Software to any third parties; and

            e) Title to the CA Software, including any modifications and enhancements thereto developed under this Agreement, is retained by CA as set forth herein. Supplier is only granted a non-exclusive license to use the CA Software subject to the terms and conditions of this Agreement.

        4.2 CA will perform such marketing activities relating to the Products as described in Section 3 of Exhibit B hereto or as otherwise mutually agreed in writing. Each party will bear its own costs and expenses on all sales support activities unless otherwise agreed in writing.

        4.3 a) During Phase 3, Supplier will provide potential Customers with the opportunity to evaluate the Products by the use of online evaluations, test runs using Large Volume Production Environments, small pilot projects run on IAI's systems or otherwise; provided, however, that such potential Customers shall in all cases pay for the conversion services actually rendered in the course of such evaluations.

            b) During Phase 4, with Supplier's written consent in each case, CA shall be entitled to license Packaged Products to potential Customers for evaluation purposes for periods not exceeding 30 days (unless a longer period is agreed by the Supplier); provided, however, that such potential Customers shall in all cases pay for the conversion services actually rendered in the course of such evaluations. Such copies of the Packaged Products shall be licensed pursuant to CA's then standard trial or evaluation license agreements and shall contain software-enforced limits on the number of Lines of Code which they will process during such evaluation period.

        4.4 Supplier shall during the Term be enrolled in CA's maintenance and support plan for each of the CA Software and shall be entitled to receive all assistance, support, product updates and upgrades, mailings and other benefits which are made generally available to CA's customers. ************************
******************************************************************************
*************************

5.      INVOICING AND PAYMENTS

        5.1 CA shall pay Supplier the fees set forth in Section 1 of Exhibit B for copies of the Products licensed by CA or its Distributors to Customers under the terms of this Agreement. Supplier shall pay CA the license fees set forth in
Section 1 of Exhibit B for copies of the Products licensed by Supplier to Customers under the terms of this Agreement. Notwithstanding the foregoing, no moneys shall be payable for evaluation copies, support or marketing copies or for replacement of defective copies.

        5.2 Each party shall report revenues received from the licensing and distribution of the Products on a quarterly basis within 45 days of the end of each calendar quarter. Each party shall include payment with respect to Product license fees received during such quarter together with its quarterly revenue report, which payment shall take into account any credits due such party in respect of returned or defective copies of the Products.


*Confidential information deleted


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        5.3 All prices are inclusive of all taxes and duties, except that sales tax or VAT shall be payable by the selling party at the prevailing rate on the date of invoice where no exemption from such taxes is available. Except as otherwise set forth in this Agreement, all invoices will be payable in US Dollars within 30 days of receipt of invoice (unless different payment terms are agreed).

        5.4 With respect to Phase 3 Products, Supplier shall arrange the delivery of copies of such Products to Customers and shall assist Customers in installing such Products. Supplier shall consult with CA regarding the sequencing, scheduling and implementation of all such installations, but Supplier shall control and make the final determination of the sequencing, scheduling and implementation of all such installations. With respect to Packaged Products, Supplier shall arrange, at its expense and risk, shipment of all such Products ordered by CA on the appropriate storage medium and in appropriate packaging to one CA facility for redistribution by CA to its Distributors and Customers. Risk of loss remains with Supplier until receipt by CA.

        5.5 Each Party shall maintain complete and accurate records of Product licensing activities and license fees obtained therefrom and shall submit marketing and revenue reports to the other party at monthly intervals as set forth above. Not more frequently than once per year during the Term of this Agreement, each party shall have the right to have an independent accounting firm, upon prior notice and during normal business hours, audit the other's records solely to determine whether the auditing party has been paid all amounts payable to it under this Agreement. In the event the auditors determine that such party is due any amount, then the audited party shall, within fifteen (15) days of notice thereof, pay the auditing party such amount together with interest thereon at the rate of one percent (1.0%) per month. The auditing party shall bear the expenses of the audit; provided, however, that in the event any such audit reveals that the other has understated the amount that it is obligated to pay under this Agreement by more than five percent (5%) of the amount reported during the period audited, then the audited party shall pay, in addition to any other fees contractually due, all reasonable costs and expenses associated with the audit, and the auditing party shall thereafter have the right to audit the other's records not more than twice per year.

6.      POST SALES SUPPORT AND MAINTENANCE

        6.1 Supplier shall be responsible for providing Support of the Products to CA and its Customers in accordance with Section 2 of Exhibit B and in Exhibit
C. Supplier shall provide installation, calibration and training services at rates determined by Supplier.

        6.2 Supplier shall, at Supplier's cost and expense, place the source code for the Products into escrow with a mutually agreed escrow agent pursuant to the escrow agreement approved by CA and attached hereto as Exhibit D. Such materials shall include the source code of the Products, necessary documentation and listings, known error information, amendments and modifications to the source code and documentation and copies of all of Supplier's tools and materials necessary to provide support for the Products (including electronic and hard copy versions of the Products, documentation and support materials) (all of the foregoing hereinafter referred to as the "Source Code"). The above materials shall be provided to the escrow agent within 30 days of the start of Phase 2 and shall be periodically updated during the Term to ensure the currency of materials. In the event that Supplier commits a material breach of its obligations


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hereunder and does not cure the breach within ninety (90) days after receiving written notice thereof, ceases doing business and does not designate a successor or is the subject of any bankruptcy proceeding which is not dismissed within thirty (30) days, CA shall have the right to obtain the Source Code for the Products from the Escrow Agent or directly from Supplier. Supplier agrees that each of the above conditions shall obligate the Escrow Agent to immediately release the Source Code of the Products and related materials to CA. CA shall use the Source Code acquired hereunder only for purposes of providing Support services to Customers. The Source Code shall be treated as Confidential Information of Supplier and CA shall not disclose or distribute the Source Code to any third party unless otherwise agreed by Supplier in writing.

7.      REPRESENTATIONS AND WARRANTIES

        7.1 Supplier warrants that it has the right to grant the licenses and rights granted in this Agreement and that it is under no obligation or restriction, nor will it assume any obligation or restriction, which would in any way interfere with, be inconsistent with or present a conflict of interest concerning Supplier's obligations under this Agreement.

        7.2 Supplier represents and warrants that the Products do not infringe any patent, copyright or trademark or other intellectual property right of any third party and that the exercise by CA of the rights granted under this Agreement shall not infringe any patent, copyright, trademark or other intellectual property right of any third party.

        7.3 Upon Public Release of each Product, Supplier warrants that such Product (including all new releases and updates thereto) will operate substantially in accordance with its Functional Specification and published documentation. Should such Product not operate in the prescribed manner, then Supplier shall use its best efforts to ensure that it does so in as short a time as is possible.

        7.4 CA acknowledges that (i) the Products contain metering code that monitors and reports on the number of Lines of Code which are analyzed by the Products, and (ii) all versions of the Products will contain code which will require authorization codes to operate and which will, upon the expiration of such codes (due to the passage of a certain time or the analysis of a certain number of Lines of Code, or both), cause them to become inoperative. Except as set forth above, Supplier shall not include any authorizations strings, "time bombs", license managers or other devices in the Products unless such devices are specifically disclosed to and acknowledged by CA in writing.

        7.5 Supplier represents and warrants that it has or will obtain appropriate insurance coverage in accordance with generally accepted commercial practices, covering risks such as loss due to errors or omissions in the software code, as well as general liability, in the amount of at least $1,000,000. Supplier agrees, upon CA's request, to provide CA with copies of the relevant certificates of insurance pertaining to such insurance.

        7.6 CA warrants that it has the right to grant the licenses and rights granted in this Agreement and that it is under no obligation or restriction, nor will it assume any obligation or restriction, which would in any way interfere with, be inconsistent with or present a conflict of interest concerning CA's obligations under this Agreement.

        7.7 CA represents and warrants that, to the best of CA's knowledge, the CA Software


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does not infringe any patent, copyright or trademark or other intellectual property right of any third party and that the exercise by Supplier of the rights granted under this Agreement shall not infringe any patent, copyright, trademark or other intellectual property right of any third party.

8.      INDEMNITY

        8.1 Supplier shall fully indemnify CA against any and all loss, costs, expenses and liability in connection with, and defend CA against any claims (i) which result from a breach of the warranties of Supplier set forth above in
Section 7; or (ii) which are based on a failure of Supplier to perform its Support obligations set forth herein; provided that:

            a) Supplier is given prompt written notice of such claim and its details by CA;

            b) Supplier shall have the sole right to conduct and control the claim's prosecution, defense, settlement or compromise;

            c) CA shall give Supplier all reasonable assistance in connection therewith at Supplier's expense; and

            d) such claim is not caused by any acts of CA other than use and distribution of the Products in accordance with this Agreement.

        8.2 CA shall fully indemnify Supplier against any and all loss, costs, expenses and liability in connection with, and defend Supplier against any claims (i) which result from a breach of the warranties of CA set forth above in
Section 7; or (ii) which are based on a failure of CA to perform its obligations set forth herein; provided that:

            a) CA is given prompt written notice of such claim and its details by Supplier;

            b) CA shall have the sole right to conduct and control the claim's prosecution, defense, settlement or compromise;

            c) Supplier shall give CA all reasonable assistance in connection therewith at CA's expense; and

            d) such claim is not caused by any acts of Supplier other than use of the CA Software in accordance with this Agreement.

9.      TERM AND TERMINATION

        9.1 This Agreement shall commence upon its execution and shall continue for a period of three (3) years and shall thereafter automatically renew for additional one (1) year periods unless either party notifies the other of its intention to terminate this Agreement at least sixty (60) days prior to any renewal date. This Agreement may be terminated prior to the end of the above terms as follows:

            a) By CA in the event the Products fail initial acceptance testing as set forth


*Confidential information deleted


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above;

            b) At any time by mutual written agreement of the parties;

            c) By either party if the other party commits any material breach of its obligations hereunder and fails within ninety (90) days of written notice to cure the same. Any such termination shall be without prejudice to any other rights which may have accrued to the parties hereunder; or

            d) By either party immediately by written notice if the other party files a petition in bankruptcy, goes into liquidation, admits that it is insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy or receivership filed against it and such petition is not dismissed within thirty (30) days following filing.

        9.2 In the event of any uncured breach by Supplier as set forth in Sections 9.1(c) or (d), CA shall be entitled (if it so elects) to make or obtain copies of the Products to fulfill then-outstanding Customer orders, and CA shall, in such event, pay Supplier its share of Net Revenues (as set forth in Section 1 of Exhibit B) attributable to such orders.

        9.3 All licenses to use the Products properly granted by CA hereunder shall survive any expiration or termination of this Agreement. In the event of termination howsoever caused (other than termination by Supplier as a result of an uncured breach by CA), Supplier shall continue to provide CA and its Customers with support and updates for the Products for a period of at least one
(1) year, subject to CA or its Customers continuing to make payments in accordance with this Agreement (or the Customer's agreement with Supplier). At the termination of the Agreement, Supplier shall, on request of CA, offer to provide support to all CA Customers in accordance with its then standard terms, conditions and prices for a period of at least one (1) year following termination of this Agreement.

        9.4 In addition to this Section 9, the obligations set forth in Section
2.6 and Articles 7, 8, 10 and 11 shall survive termination of this Agreement and shall bind the parties and their legal representatives, successors, and permitted assigns;

10.     LIMIT OF LIABILITY

        10.1 Except as set forth above in the Section of this Agreement titled "Indemnity", NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT LOSS, DAMAGE OR INJURY, COST OR EXPENSE HOWSOEVER ARISING AND OF WHATSOEVER NATURE INCLUDING (WITHOUT LIMITATION) LOSS OF PROFIT, LOSS OF CONTRACTS, LOSS OF OPERATION TIME OR LOSS OF USE OF ANY EQUIPMENT OR PROCESS.

        10.2 Nothing in this Section is intended to exclude or restrict or shall be construed as excluding or restricting the liability of CA or Supplier for the death or personal injury caused by the negligence of CA or Supplier or their Employees.

        10.3 Notwithstanding any other provision of this Agreement, the aggregate liability of either party to the other for any reason whatsoever hereunder (other than liabilities arising from


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the obligations set forth in Article 5 hereof) arising during the twelve (12)
months following the Effective Date shall not exceed *********************); with respect to claims arising thereafter, each party shall be liable to the other to the extent set forth elsewhere in this Agreement.

11.     GENERAL

        11.1 All notices, consents and other communications required or permitted under this Agreement shall be in writing and sent by registered or certified mail, postage pre-paid, transmitted by facsimile transmission confirmed by mail as set forth above or sent by overnight courier (if delivery is confirmed by the courier) to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate upon 10 days' prior notice to the other party.

        11.2 Both parties agree that the personnel of one party shall not for any purposes be considered Employees of the other party and that the parties shall be deemed independent contractors. Nothing in this Agreement shall be construed to constitute either party as an agent, partner or legal representative of the other party. Each party assumes full responsibility for the actions of its personnel while performing activities pursuant to this Agreement. Both parties shall comply with all applicable legal requirements in their performance of this Agreement. Each party agrees, during the term of this Agreement and for one (1) years after the termination of this Agreement, not to solicit for employment or retainer any person who shall have been an Employee of the other party during the then preceding one (1) years.

        11.3 The parties agree to keep the specific terms and conditions of this agreement in confidence. All announcements and press releases relating to this Agreement shall be in a form to be mutually agreed to by the parties. Each party shall bear its own expenses in its performance under this Agreement. Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

        11.4 This Agreement shall be governed by the laws of the State of New York (excluding its conflicts of laws principles). If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.


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        11.5 This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all written communications, representations and arrangements whether written or oral (whether given or made before or after the date hereof). No alternation, modification, waiver or addition to this Agreement shall be valid unless made in writing and signed by both parties' duly authorized representatives.

Computer Associates International, Inc.               Information Analysis, Inc.



By: /s/ Tommy Bennett                                 By: /s/ Sandor Rosenberg
    -----------------                                     --------------------


Name: Tommy Bennett                                   Name: Sandor Rosenberg
      ---------------                                       ------------------

Title: Vice President                                 Title: President
       --------------                                        -----------------

                                   EXHIBIT A
                                    PRODUCTS


This Exhibit A supplements the Software License Agreement between the parties. All capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1. PRODUCTS TO BE DEVELOPED AND SUPPLIED TO CA. Supplier will develop one Product for each of several language-database-platform environments. Each Product will remediate Customer source code which runs on one specific language-database-platform environment.

        A. Date 2000 Remediation Products for CA-ADS. Each Product will be configured for a single database environment in the CA-ADS system, and will rely on the information from the CA-ADS date impact assessment tool to remediate the Date 2000 impacts on applications designed for such environment.

        B. Date 2000 Remediation Products for CA-IDEAL. Each Product will be configured for a single database environment in the CA-IDEAL system, and will rely on the information from the CA-IDEAL date impact assessment tool to remediate the Date 2000 impacts on applications designed for such environment.

        C. Date 2000 Remediation Products for CA-Easytrieve. Each Product will be configured for a single database environment in the CA-Easytrieve system, and will rely on the information from CA's CA-Easytrieve date impact assessment tool to remediate the Date 2000 impacts on applications designed for such environment.

2. OPERATING ENVIRONMENTS SUPPORTED. Supplier will develop Products which are compatible with the following environments:

        A. CA-ADS (mainframe only) - IDMS databases only; compatible with:

           (1) IBM VSE/SP
           (2) IBM VSE/ESA
           (3) IBM MVS/XA
           (4) IBM MVS/ESA
           (5) IBM VM/XA

        B. CA-IDEAL (mainframe only) - CA-Datacom databases only; compatible with:

           (1) IBM MVS
           (2) IBM VSE
           (3) IBM VM

        C. CA-Easytrieve (mainframe only) - CA-Datacom and CA-IDMS databases only; compatible with:

           (1) IBM MVS
           (2) IBM VSE
           (3) IBM CICS


*Confidential information deleted

3.      FUNCTIONAL SPECIFICATION FOR PRODUCTS.

Supplier will work with CA technical teams to refine each Product to allow a high degree of automation for each supported environment in addition to developing the Application Program Interfaces (API) to the appropriate CA Software. Ultimately, the degree of automation and accuracy of the remediation process will largely depend on the accuracy of the input from the CA date impact assessment process (tool and analyst) and the quality of the technical teams who run the remediation process using the Product.

Each Product will take input from the corresponding CA-Impact 2000 product for a given application environment and remediate the Date 2000 impacts to user-defined standards. Output will consist of remediated code ready for compilation and system testing. For a given application, the input from CA-Impact 2000 products will be data strings containing a list of date variables and the corresponding locations, lengths, date formats and user-assigned remediation strategies. The remediation strategy for each date variable is assigned by the functional analyst who uses the CA-Impact 2000 product, and may include full date expansion, insertion of a date windowing algorithm and/or date compression for a given date format.

The accuracy of the date impact analysis will be heavily dependent on the quality of the analyst in addition to the technical capabilities of the CA-Impact 2000 product. Each Product will need as input at least one component in the chain of logic associated with a date field without which the corresponding date fields will not be remediated. Additional errors could result in the use of a Product should the analyst include a variable as input which is not a date. In these situations, the Product will proceed to remediate the incorrect input variable based on the assigned remediation strategy, which will likely result in inappropriate modifications to other variables in the logic chain.

Each Product will require adjustments to reflect the specifics of a Customer's particular software environment so as to enable the Product to be more compatible with the performance of the specific environment. As a result, the efficacy of each Product will be directly proportional to the quality of the work of the technical teams who run the remediation process using the Products.

4.      CA SOFTWARE

CA-IDMS Support Products

CA-IDMS/DB
CA-IDMS/DC
CA-IDMS/DML PreCompiler for COBOL and PL/I
CA-IDMS/UCF
CA-IDMS/SQL Option
CA-IDMS/Performance Monitor    (testing)
CA-IDMS/DML Online             (testing)
CA-IDMS/ADS Alive              (testing)
CA-IDMS/Online Debugger        (testing)
CA-IDMS/COBOL Alive            (testing)
CA-IDMS/Database Extractor     (testing)

*Confidential information deleted

CA-IDMS/DC Sort
CA-IDMS/Schema Mapper        (testing)
CA-IDMS/Dictionary Migrator  (testing)
CA-IDMS/Dictionary Module Editor (DME)
CA-IDMS/ADS
CA-IDMS/APPC
CA-IDMS/DDS
CA-IDMS/DB Reorg
CA-ADS/Generator
CA-Culprit
CA-OLQ

All docomentation for the above plus:
         Bachman for IDD (2 Copies)
         Bachman for CA-CAS (2 Copies)

The source for the IDD Programming Interface Modules(s) used to navigate the IDD.

CA-Ideal/Datacom Support Products

CA-Ideal
CA-Ideal for DB2
CA-Ideal/CCF
CA-Datacom/DB
CA-Datacom/SQL Option
CA-Datacom/CICS Services
CA-Datacom/STAR
CA-Datacom/VSAM Transparency
CA-Dataquery

CA-Easytrieve Support Products

CA-Easytrieve Plus
CA-Easytrieve DBMS Options:
              CA-IDMS
              CA-Datacom
              IMS/DB and DL/I
              DB2 and SQL/DS
              Oracle
              Total and Supra
CA-Easytrieve/IQ
CA-Easytrieve/Online
CA-Easytrieve/Toolkit
CA-Easytrieve/Workstation


*Confidential information deleted

Other CA Support Products

CA-Librarian
CA-Panvalet
CA-Panvalet/ISPF
CA-Endevor
CA-Impact 2000
CA-Realia II Workbench/2000
CA-Verify

Plus any products later deemed necessary to support the CA/IAI Relationship as mutually agreed to by both parties.

5.      PHASES

Each Product will evolve through four product development and marketing phases, as follows:

        A. Phase 1 - Product Design And Development.

           (1) "Phase 1" means, with respect to each Product, the time period preceding the beta test phase of such Product. During Phase 1, each product will be developed, tested and linked to the corresponding CA-Impact 2000 tools for the given target environment. Phase 1 includes, without limitation, all design, development, implementation, debugging, testing, pre-release enhancement and pre-release marketing relating to such Product. Phase 1 is the "Product Design And Development" Phase of the Agreement, and will vary in length depending on the Product's development schedule. Upon completion of Phase 1, Supplier shall have delivered a Product which substantially complies with the Functional Specification and which is ready for installation at Beta testing sites.

        B. Phase 2 - Beta Test

During Phase 2, Supplier will install one copy of the object code version at up to four (4) Beta test sites as designated and agreed upon by both parties. Prior to the end of Phase 1, Supplier and CA will develop mutually agreeable Beta test criteria which will define the conditions under which a given Product has successfully completed the Beta test Phase. Beta test site testers will sign standard evaluation licensing agreements with the appropriate disclaimers, at reduced licensing rates to be agreed to by Supplier and CA.

        C. Phase 3 - Licensing To Large Volume Environments.

"Phase 3" means, with respect to each Product, the time period commencing with the Public Release of the Product, when the Product is ready for delivery and installation into Large Volume Production Environments. Phase 3 encompasses post-release marketing, installation, customization, tuning, Support, enhancement and revision of such Product in Large Volume Production Environments. It can continue after the commencement of Phase 4.

This product offering will require Supplier technical services to install and modify the tool to


*Confidential information deleted
reflect the particular characteristics of the target operating environment. Given the nature of the deliverable during Phase 3, ongoing modifications to the product are anticipated as part of the remediation process to account for environment-specific anomalies. The Product will require a high level of technical expertise and support to achieve desirable levels of throughput, automation and remediation.

During Phase 3, Marketing efforts will be focused on licensing the CA and Supplier products (and corresponding support services) to (i) systems integrators who establish Large Volume Production Environments to service their clients and (ii) large enterprises which establish Large Volume Production Environments to service their own internal remediation needs. During Phase 3, smaller CA clients (under 1 million lines of code) who inquire as to the availability of the Products will be referred to established Factories to ensure quality control of the remediation process, to maximize the efficiency of the Supplier's delivery and support process and to maximize Supplier's and CA's return on investment. Supplier shall control the sequence, scheduling and implementation of all such installations.

        D. Phase 4 - Marketing A Packaged Product Offering.

"Phase 4" means, with respect to each Product, the time period commencing with the Public Release of the Packaged version of such Product to Customers.

Following the Public Release of each Product, CA and Supplier will develop mutually agreeable criteria which will define the conditions under which a given Product can be marketed as a Packaged Product. CA and Supplier will work together to develop a Packaged version of such Product on experience gained in licensing, installing and supporting such Product in large volume environments. Supplier and CA technical teams will refine the Product packaging, documentation and operating environment to enable user installation and implementation. The end result will be Packaged Products which can be aggressively marketed through the CA marketing channel directly to end-users.

6.      DEVELOPMENT TIMETABLES.

        A. Date 2000 Remediation Products for CA-ADS Phase 1 is expected to be completed approximately ********* days after the Effective Date. Phase 2 is expected to be completed within ****** days thereafter.

        B. Date 2000 Remediation Products for CA-IDEAL - Phase 1 is expected to be completed approximately ****** days after the Effective Date. Phase 2 is expected to be completed within *** days thereafter.

        C. Date 2000 Remediation product for CA-Easytrieve - Phase 1 is expected to be completed approximately ******* days after the Effective Date. Phase 2 is expected to be completed within ****** days thereafter.

The foregoing timetables are based on Supplier's best professional judgment and Supplier's knowledge of the CA Software and related factors. If such factors change or the interface with the CA Software contains unanticipated complexities, the foregoing timetables may change. In all cases, Supplier will work closely with CA to alert CA to any potential problems that might affect any timetable and will work diligently to adhere to the original timetable.


*Confidential information deleted

                                   EXHIBIT B
                                COMMERCIAL TERMS


This Exhibit B supplements the Software License Agreement between the parties. All capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1.      PRODUCT ROYALTIES

        A. Royalties. **********************************************************
*****************************************************************************
***************. For each copy of the Products distributed by CA, CA shall pay Supplier a royalty equal to ******************************* by CA for the licensing of the Products by CA to Customers. For each copy of the Products licensed by Supplier, Supplier shall pay CA a marketing fee equal to ********************************* by Supplier for the licensing of the Products by Supplier to Customers. With respect to transactions denominated in currencies other than United States Dollars, the foreign currency amount will be converted into US Dollars in accordance with CA's generally accepted accounting principles before determining the resulting Net Revenues. If the Product is licensed or leased with other hardware or software products priced together or sold as a single unit or as a part of a combined lease or license of the Product with such other products (a "Bundled Product Sale"), then the Net Revenues arising from such Bundled Product Sales will be the pro-rata amount attributable to the Product, with such allocation being based on CA's and Supplier's standard list prices for all of the products included in the Bundled Product Sale in question.

        B. Prices. Supplier shall set suggested retail prices (including license fees, metering charges and Support fees) for the Products. CA shall be free to establish its own prices (including license fees and metering charges) for the Products. The parties agree, however, that the target minimum amounts payable by CA to Supplier with respect to each Product license to a Customer shall be **************************************** (the "Target Minimum Fees"). For each
Product license which results in Supplier's receipt of license fees which are at least equal to the Target Minimum Fees, Supplier will provide to the licensee, without additional charge, a reasonable number of hours of installation, calibration and training services.

        C. Special Pricing. CA and Supplier may mutually agree to vary the Target Minimum Fees in special circumstances. If, in a special circumstance, a pricing model is proposed which would result in Supplier receiving less than the Target Minimum Fees, both parties will negotiate, in good faith, modifications to the Target Minimum Fees for such deal, or a change in the pricing model to meet such market requirements.

2.      SUPPORT TO BE PROVIDED BY SUPPLIER

        A. Pre-Sales Support.

           (1) During the acceptance testing period described in Section 2.3 of the Agreement, Supplier shall make one qualified engineer available to provide telephone support to CA during normal business hours until completion of such acceptance testing.


*Confidential information deleted

           (2) Supplier and CA together will train CA's sales training staff on how to market the Product; such CA sales training staff shall then be required to train others in CA's sales organization. The first ten (10) person-days of such training and consulting per Product shall be provided without charge for the time of Supplier's personnel, and shall be provided at CA's Islandia, New York headquarters. CA will, however, reimburse Supplier for all costs and expenses (including, without limitation, reasonable travel, food and lodging expenses at the same rates as for CA's own employees) incurred by Supplier in connection with the performance of its duties under this Section 2.A(2). Any additional person-days of training will be charged at Supplier's then-current training rates.

        B. Delivery. Within sixty (60) days after the date hereof, a procedure for administering and executing the delivery and installation of each order will be agreed upon by Supplier and CA. Once Customer has ordered a Product, Supplier will work with the CA account team to coordinate delivery and installation of such Product.

        C. Post-Sales Support. The fees payable to CA to Supplier for the Products shall cover the following post sales activities by Supplier to support CA Customers of the Products. Except as otherwise indicated below with respect to Support, the following post sales support services shall be provided at no additional cost to CA or its Customers.

           (1) Installation of the Products. Supplier will provide these services under a schedule determined by Supplier.

           (2) Calibration. Supplier will provide these services under a schedule determined by Supplier.

           (3) Training. Supplier will provide these services under a schedule determined by Supplier.

           (4) Help Desk Support Services. The cost of each Customer's initial year of Support service for copies of the Products distributed hereunder is included in the fees payable by CA to Supplier as set out in Section 1 of this Exhibit B. All CA revenues from the initial year of Product Support service sold with each Product license will be considered to be part of "Net Revenue." Additional years of Support service must be contracted by Customers directly with Supplier. Supplier shall retain all Support revenues from services contracted directly between Supplier and any Customer of the Products, including all Support renewals, after the initial year. Help Desk inquiries received by Supplier that relate to the CA Software or other CA Year 2000 product offerings will be referred by Supplier to CA. To the extent required by Supplier's Support agreement with each Customer, Supplier shall (a) correct any reported errors in the Products which cause them not to comply with the then current version of its user documentation, and, prior to such correction, Supplier shall provide work-arounds to minimize the effects of any Errors until a fix can be provided; and (b) periodically enhance and update each of the Products to ensure that the Products supplied to CA will include all new releases and functionality made available to Supplier's other customers of such Product, and all modifications necessary to support new versions of the hardware and software operating environments in which the Products are designed to operate.

        D. Technical Services. All consulting, training, technical support and other services provided by Supplier to Customers ("Technical Services") not included in the services to be provided by Supplier pursuant to Section 2.C of this Exhibit B shall be the sole responsibility of Supplier and shall be provided on such terms, conditions and fees as may be agreed between Supplier and such Customers. Supplier shall be entitled to retain all revenues it receives from such Customers for such services unless otherwise agreed in writing.

3.      DUTIES OF CA

        A. Each product development cycle will require software, technical support and technical expertise from CA to develop the IAI Date 2000 remediation operating modules for the specific language-database-platform environment. In particular, CA will provide IAI with the following resources for each Product:

           (1) Software Developer Licenses for the appropriate CA Software, documentation and related technical assistance as necessary;

           (2) A minimum of 160 hours of CA Software product installation and technical support;

           (3) Beta and early release sites, preferably in the Washington DC area;

           (4) API technical information for each CA Software product as appropriate;

           (5) 2 person-months of QA assistance from CA; and

           (6) 2 person-months of assistance from CA in writing documentation.

The ability for Supplier to achieve the target delivery schedules for each Product will depend upon the timely delivery of the necessary CA Software and technical support.

        B. The CA marketing effort throughout term of Agreement will include:

           (1) Within one month following the Effective Date, CA and Supplier will mutually agree on the format and substance of a world-wide announcement of the CA-Supplier relationship and of the capabilities of the Products and the entire Date 2000 tool suite, and CA will publish such announcement within one month following the Effective Date.

           (2) An ongoing CA marketing campaign for the Products to include internet hot-links between the Supplier and CA home pages, articles in the appropriate newspapers and technology periodicals, cable television interviews and joint marketing efforts at technology conferences.

           (3) CA will develop and provide high quality marketing materials for the Products to the CA client base for CA-ADS, CA-IDEAL and CA-Easytrieve.

           (4) CA will work jointly with Supplier to negotiate and consummate teaming and licensing relationships for the Products with Large Volume Production Environment Customers.


*Confidential information deleted

4.      PRIMARY CA AND SUPPLIER POINTS OF CONTACT

        CA:                              SUPPLIER:

        Kevin Coyne                      Sandor Rosenberg, President

                                   EXHIBIT C
                     SUPPORT SERVICES TERMS AND CONDITIONS


This Exhibit C supplements the Software License Agreement between the parties. All capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1.      DEFINITIONS.

        "Maintenance Releases" means product temporary fixes (PTFs), error corrections, work-arounds or other maintenance tapes and corrections made available by Supplier to its customers.

        "Updates" means new releases of the Products providing additional functionality as well as error corrections.

2. FIRST LEVEL SUPPORT. First Level Support will be provided, in English, by Supplier to CA and its Customers.

        A. Supplier shall have a reasonable number of appropriately trained technical personnel available in its support centers to provide help desk support regarding the Products and shall have at least one support installation of the Products at a Supplier support center. CA may pass calls received by CA relating to the Products directly to Supplier's First Level Support organization.

        B. Supplier shall provide First Level Support substantially as described in CA's Client Support Handbook, a copy of which has been provided to Supplier. Such First Level Support shall include call acceptance from the Customer with diagnosis of problems to determine if they relate to software provided by Supplier, CA, or other parties. Supplier shall be responsible for investigating and collating all suspected errors in the Products reported by Customers and attempting to apply known PTFs or Maintenance Releases. Any unresolved suspected errors relating to the Products shall be referred for action under Second Level Support. First Level Support shall also include response to general advice and guidance questions from supported Customers.

3.      SECOND LEVEL SUPPORT.

        A. Supplier shall provide Second Level Support, in English, during the hours and substantially in accordance with the procedures described below which shall include problem diagnosis and error corrections or avoidance (work-arounds) with respect to suspected errors in the Products reported by CA or its Customers. Such service shall also include provision to CA of any Maintenance Releases and Updates for the Product made available by Supplier during the Term of the Agreement. CA shall have the right to distribute such Updates to supported CA Customers.

        B. Severity levels:

           1) "Severity 1" means a suspected Product error that: (1) renders the Product inoperative; or (2) causes the Product to fail catastrophically (system down condition).

           2) "Severity 2" means a suspected high impact Product error that materially restricts the use or performance of the Product.

           3) "Severity 3" means a Product error that causes a minor impact on the use of the Product, or a Documentation error.

           4) "Severity 4" means a question about Product use or implementation.

        C. Supplier shall respond, in English, to CA and Customer requests for Second Level Support by telephone, facsimile, on-line service (if available) or in writing to CA on a twenty-four hour/7 day per week basis. Such Second Level Support service shall be comparable to the second level and third level services offered by CA with respect to its own products as set forth in the then current CA Client Support Handbook. In connection with such service, Supplier shall use all reasonable efforts to respond to CA requests for service within the following response times:

           1) Severity 1 -- 1 business hour

           2) Severity 2 -- 2 business hours

           3) Severity 3 -- 1 business day

           4) Severity 4 -- 2 business days

        D. If any corrections to Product are required as part of Second Level Support, Supplier will also provide, as applicable, Maintenance Releases or Updates in appropriate format to CA or directly to CA's Customers. Supplier will use reasonable efforts to provide corrections or work-arounds to all errors reported by CA in the following time periods.

           1) Severity 1 -- work-around or fix restoring functionality of system (must be restored to Severity 2 or better level of functionality) within one (1) business day and fix for error within five (5) business days.

           2) Severity 2 -- work-around within five (5) business days and fix within ten (10) business days.

           3) Severity 3 -- fix in next major release of the Product.

           4) Severity 4 -- reply to the advice and guidance call within a reasonable period of time.

        E. In the event that CA needs to escalate the severity level of a problem or Supplier fails to respond or provide error correction or avoidance within the above time periods, CA may escalate the problem to Supplier's customer services (or engineering) manager or, if necessary, to Supplier's senior management.

        F. All Updates to the Products furnished by Supplier to CA shall be upwardly compatible with the prior release of the Products. CA shall have the right to distribute all Maintenance Releases and Updates to the Products provided by Supplier as part of Second Level Support to all Distributors and all supported CA Customers.

                                   EXHIBIT D
                            FORM OF ESCROW AGREEMENT

                          SOURCE CODE ESCROW AGREEMENT
                          ----------------------------


        THIS SOURCE CODE ESCROW AGREEMENT (this "Agreement") is made as of the _____ day of ____________, 1997 by and among (i) INFORMATION ANALYSIS, INC. ("Supplier"), a Virginia corporation, (ii) COMPUTER ASSOCIATES INTERNATIONAL, INC. ("CA"), a ___________ corporation, and (iii) _____________________________
(the "Custodian"), a _______________________ professional corporation.

        WHEREAS, Supplier and CA are parties to that certain Software License Agreement (the "License Agreement"), of even date herewith, pursuant to which Supplier granted to CA the right to market and sublicense those computer software products described on Exhibit A attached hereto (the "Products");

        WHEREAS, Supplier desires to deliver to the Custodian, as a custodian, a copy of the source code (the "Source Code") for each of the Products, which Supplier desires the Custodian to keep in its possession for delivery to CA under certain circumstances; and

        WHEREAS, the Custodian desires to act as a custodian of the Source Code for the benefit of Supplier and CA, under the terms and conditions specified herein.

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

        1. Delivery by Supplier. With respect to each Product, Supplier shall, within thirty (30) days after the commencement of Phase 2 under the License Agreement, deliver to the Custodian a copy of the current Source Code together with necessary documentation and listings, known error information, amendments and modifications to the source code and documentation and copies of all of Supplier's tools and materials necessary to provide support for such Product (including electronic and hard copy versions of the Product, documentation and support materials) (all of the foregoing hereinafter referred to as the "Source Code Copy").

        2. Duplication; Updates; Changes. The Custodian shall be permitted to duplicate the Source Code Copy only to the extent necessary for the Custodian to comply with the terms and provisions of this Agreement, provided that CA shall bear the expense of such duplication. Supplier shall from time to time (but no less frequently than semi-annually) deposit with the Custodian any modifications, updates or new releases to the Source Code, as soon as practicable after such modifications, updates, new releases shall be commercially released by Supplier. Upon the delivery by Supplier of an updated Source Code Copy to the Custodian hereunder, the Custodian shall return to Supplier the Source Code Copy theretofore held in custody by the Custodian. The Custodian shall have no obligation to verify that the current Source Code Copy or any subsequently delivered Source Code Copy is in fact a copy of the Source Code or any modification, update or new release thereof.

        3. Delivery by the Custodian to CA. The Source Code Copy shall be held by the Custodian for delivery of a copy thereof to CA, subject to the terms and conditions of Section 4 hereof, in the event that:

           A. Supplier shall request the Custodian in writing to effect such delivery to CA, such request to specify the address to which a copy of the Source Code Copy is to be delivered;

           B. Supplier commits a material breach of its obligations under the License Agreement and does not cure the breach within ninety (90) days after receiving written notice thereof; or

           C. Supplier ceases doing business and does not designate a successor; or

           D. Supplier is the subject of any bankruptcy proceeding which is not dismissed within thirty (30) days.

        4. Procedure.

           A. In the event that CA shall elect to make a claim for a copy of the Source Code Copy under ss3B, ss3C or ss3D hereof, CA shall deliver to the
Custodian:

              (i) Written notification of the occurrence of an event described in ss3B hereof;

              (ii) If CA claims a material breach by Supplier under ss3B hereof, evidence that CA has previously notified Supplier in writing of such breach and that CA has given Supplier ninety (90) days in which to cure such breach, in accordance with the terms and conditions of the License Agreement;

              (iii) A demand that a copy of the Source Code Copy be delivered to CA;

              (iv) A written undertaking from CA (which shall be legally binding) that the copy of the Source Code Copy to be supplied to CA shall be used only for purposes of providing maintenance and support services to Customers that such copy of the Source Code Copy shall be promptly returned to the Custodian at the expiration of the period during which CA has the right to use the Product under its license agreement with Supplier and that the copy of the Source Code Copy so supplied and the information and material contained therein shall be held confidentially by CA and CA's employees, and shall not, under any circumstances, be disclosed or made available to any other person or entity;

              (v) Specific instructions from CA for the place of delivery of a copy of the Source Code Copy; and

              (vi) A check payable to the order of the Custodian in an amount equal to __________________ Dollars ($_____________).

           B. Upon receipt of a claim by CA under ss4A hereof, the Custodian shall, as soon as practicable but not later than five (5) business days after receipt of such claim, send to Supplier a photocopy of all documents contained in such claim.

           C. If CA's claim for the Source Code Copy is made under ss3B or ss3C hereof, Supplier may, within five (5) days from receipt of such documents send to the Custodian written notice of its objection to such claim and to request that the merits of such claim be decided by a court of competent jurisdiction in an interpleader action, in accordance with the terms of Article 5 hereof; provided, however, that Supplier may take such action only if Supplier has a reasonable basis for disputing the grounds on which such claim was made by CA.

        D. If CA's claim for the Source Code Copy is made under ss3B or ss3C hereof, and the Custodian shall not have received any notice of objection by Supplier under ss4C hereof, then, within five (5) business days after the expiration of the five (5) day period described in ss4C hereof, the Custodian shall deliver to CA a copy of the Source Code Copy. If CA's claim for the Source Code Copy is made under ss3A or ss3D hereof, then, within five (5) business days after providing notice to Supplier under ss3B hereof, the Custodian shall deliver to CA a copy of the Source Code Copy.

        5. Disputes and Interpleader. In the event of any dispute between Supplier and CA claiming beneficiary status under this Agreement relating to the delivery of a copy of the Source Code Copy by the Custodian or to any other matter covered by this Agreement, the Custodian may submit this matter to any court of competent jurisdiction in an interpleader or similar action. Any and all costs incurred by the Custodian in connection therewith shall be borne equally by Supplier and CA.

        6. Liability. Except for actual fraud, criminal conduct or gross negligence, the Custodian shall not be liable to Supplier or to CA by reason of any act or failure to act by the Custodian in connection with this Agreement.

        7. Indemnity. Supplier and CA hereby agree to indemnify and hold harmless the Custodian and each of its directors, officers and stockholders, absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges and any other expenses (including legal fees) whatsoever which may be asserted against, or incurred by, the Custodian or any of its directors, officers or stockholders with respect to any act or failure to act by the Custodian in connection with this Agreement or otherwise, except as otherwise provided in Article 6 hereof.

        8. Withdrawal of Custodian. Custodian may withdraw its services as Custodian hereunder upon ninety (90) days' prior notice to CA and Supplier, and upon such withdrawal, all obligations and liabilities of Custodian hereunder shall cease and terminate. Promptly upon receipt of such notice, but in no event later than ninety (90) days after receipt of such notice, CA and Supplier shall agree upon a successor escrowee and shall mutually instruct Custodian to send all copies of the Source Code then in Custodian's possession to such successor escrowee. In the event that Supplier and CA shall fail mutually to so instruct Custodian, Custodian shall, at the end of such ninety (90)-day notice period, return to Supplier all copies of the Source Code then in its possession.

        9. Fee. Supplier shall pay to the Custodian the fee of _____________ Dollars ($___________) per year as compensation for the Custodian's services under this Agreement, such compensation to be paid annually in advance.

        10. No Waiver. Neither any course of dealing by Supplier, CA or the Custodian, nor any failure or delay on either party's part to exercise any right, power or privilege hereunder shall operate as a waiver of any right or remedy of such party hereunder unless such waiver is in writing and signed by the party waiving its rights and remedies, and then only to the extent specifically set forth in such writing. A waiver as to one event shall not be construed as a continuing waiver by CA or the Custodian, as the case may be, or as a bar to or waiver of any right or remedy by such party as to any subsequent event.

        11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

        12. Notices. All notices, demands or consents required or permitted to be given under this Agreement shall be in writing and shall be hand delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight delivery or facsimile:

                If to Supplier:      Information Analysis, Inc.
                                     11240 Waples Mill Road, Suite 400
                                     Fairfax, Virginia 22030

                If to CA:            The President and copy to General Counsel
                                     Computer Associates International, Inc.
                                     One Computer Associates Plaza
                                     Islandia, New York 11778-7000

                If to the Custodian:
                                     ----------------------------------

                                     ----------------------------------

                                     ----------------------------------

                                     ----------------------------------

or to such other address or addresses as shall be given by any party to the others pursuant to the provisions of this Article 12.

        13. Entire Agreement. Except for the License Agreement, including the Schedules thereto, this Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and there are no written or oral representations, understandings or agreements relative hereto which are not fully expressed therein or herein. Except as otherwise provided herein, no addition or modification of any provision of this Agreement shall be binding unless made in writing and signed by all parties hereto.

        IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have executed this Agreement as of the day and year first above written.



                                     SUPPLIER:
                                     --------

                                     Information Analysis, Inc., a
                                       Virginia corporation

                                     By:
                                         -----------------------------

                                         ---------------,  -----------

                                     CA:
                                     --

                                     Computer Associates International, Inc.,
                                       a _____________ corporation

                                     By:
                                         -----------------------------

                                         ---------------,  -----------


                                     THE CUSTODIAN:
                                     -------------


                                     --------------------



                                     By:
                                         -----------------------------

                                   SCHEDULE A
                                       TO
                     SOURCE CODE ESCROW AGREEMENT PROGRAMS